Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genpact Limited:

We consent to the incorporation by reference in the registration statements (No. 333-187707) on Form S-3, (No. 333-184296) on Form S-8, (No. 333-153113) on Form S-8 and (No. 333-145152) on Form S-8/A of Genpact Limited of our reports dated February 28, 2014, with respect to the consolidated balance sheets of Genpact Limited as of December 31, 2012 and 2013, and the related consolidated statements of income, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Genpact Limited.

Our report dated February 28, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states that the Company acquired Jawood Business Process Solutions, LLC and Felix Software Solutions Private Limited during 2013, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, Jawood Business Process Solutions, LLC’s and Felix Software Solutions Private Limited’s internal control over financial reporting associated with total assets of $56,099 thousand (of which $43,963 thousand represents goodwill and intangible assets included within the scope of the assessment) and total revenues of $48,494 thousand included in the consolidated financial statements of the Company as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Jawood Business Process Solutions, LLC and Felix Software Solutions Private Limited.

KPMG

Gurgaon, India

February 28, 2014